                                                       _________________________

           As filed with the Securities and Exchange Commission on July 27, 2000

                                                    Registration No. ___________

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                   ________________________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                   ________________________________________
                     American Power Conversion Corporation
            (Exact name of Registrant as specified in its charter)

                   ________________________________________

                                                              132 Fairgrounds Road
                                                       West Kingston, Rhode Island 02892
        Massachusetts                                           (401) 789-5735                                   04-2722013
  (State or other jurisdiction             (Address, including zip code, and telephone number,                (I.R.S. Employer
of incorporation or organization)    including area code, of Registrant's principal executive offices)     Identification Number)

                   ________________________________________
                           Jeffrey J. Giguere, Esq.
                             132 Fairgrounds Road
                       West Kingston, Rhode Island 02892
                                (401) 789-5735
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                   ________________________________________
Copies of all communications, including all communications sent to the agent for service, should be sent to:

                           William B. Simmons, Esq.
                        Testa, Hurwitz & Thibeault, LLP
                                125 High Street
                         Boston, Massachusetts 02110
                                (617) 248-7000

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                            Amount to be      Proposed Maximum             Proposed Maximum             Amount of
 Title of Each Class of Securities to be     Registered   Offering Price Per Share(1)  Aggregate Offering Price(1)    Registration
                  Registered                                                                                             Fee(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share (2)     84,955               $46.75                     $3,971,646.25             $1,049.00
------------------------------------------------------------------------------------------------------------------------------------

/(1)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

/(2)/ Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of the common stock of American Power Conversion Corporation on the Nasdaq National Market on July 21, 2000.

       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following.[_]

       American Power Conversion Corporation hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until American Power Conversion Corporation shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED JULY 27, 2000



                     AMERICAN POWER CONVERSION CORPORATION



                                 84,955 Shares

                                 Common Stock



     The selling stockholders are offering for sale up to 84,955 shares of our common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol "APCC" and the Pacific Stock Exchange under the symbol "ACC." The last reported sale price of our common stock on the Nasdaq National Market on July 24, 2000 was $46.5625 per share.



                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 2.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is July __, 2000.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.


                           ________________________

                               TABLE OF CONTENTS
                                                                           Page
Risk Factors..............................................................   2
Use of Proceeds...........................................................   6
Selling Stockholders......................................................   6
Plan of Distribution......................................................   8
Legal Matters.............................................................   9
Experts...................................................................   9
Where You Can Find More Information.......................................   9

                           ________________________



     Our executive offices are located at 132 Fairgrounds Road, West Kingston, Rhode Island 02892, and our telephone number is (401) 789-5735.

                                 RISK FACTORS


     You should carefully consider the risks described below before making an investment decision.

     If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus also contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.


Our quarterly results are likely to be volatile.


     Our quarterly operating results may fluctuate as a result of a number of factors, including:


       . the growth rates in the uninterruptible power supply industry products and related industries;

       .  timing of orders from, and shipments to, customers;

       . the timing of new product introductions and the market acceptance of those products;

       .  increased competition;

       .  changes in manufacturing costs;

       .  changes in the mix of product sales;

       .  inventory risks due to shifts in market demand;

       .  component constraints and shortages;

       .  risks of nonpayment of accounts receivable;

       .  expansion of manufacturing capacity;

       .  factors associated with international operations; and

       .  changes in world economic conditions.


To remain competitive and expand our growth, we need to manage our growth expansion effectively.


     We have experienced, and are currently experiencing, a period of rapid growth which has placed, and could continue to place, a significant strain on our resources. In order to support the growth of our business, we plan to continue expanding our level of global operations during 2000. If our management is unable to manage growth effectively, our operating results could be adversely affected.

We currently compete with several firms providing uninterruptible power supply products and services and expect competition to increase in the future, which could affect our revenue and profitability.


     We believe that we are one of less than ten global companies providing a full range of uninterruptible power supply products and services worldwide. The uninterruptible power supply industry, however, is highly competitive on both a worldwide basis and a regional geographic basis. We compete, and will continue to compete, with several U.S. and foreign firms with respect to uninterruptible power supply products, both on a worldwide basis and in various geographical regions, and within individual uninterruptible power supply product and application niches. We expect competition to increase in the future from existing competitors and a number of companies which may enter the our existing or future markets. Increased competition could adversely affect our revenue and profitability through price reductions and loss of market share. The principal competitive factors in the uninterruptible power supply industry are:


       .  product performance and quality;

       .  marketing and access to distribution channels;

       .  customer services; and

       .  product design and price.


Some of our current and potential competitors have substantially greater financial, technical, sales and marketing resources than we have. We may not be able to continue to compete successfully with our existing competitors or with new competitors.


Failure to alter our products to meet the demands of technological innovation could seriously harm our business.


     The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of our products. We may not be successful in selecting, developing, manufacturing and marketing new products or enhancing our existing products or in responding effectively to technological changes, new standards or product announcements by competitors. The timely availability of new products and enhancements, and their acceptance by customers are important to our future success. Delays in such availability or a lack of market acceptance could have an adverse effect on our business.


Defects in our products could seriously harm our business.


     Our products may have defects despite testing internally or by current or potential customers. These defects could result in loss or delay in market acceptance, which could have a material adverse effect upon the our business, operating results, or financial condition.

Loss of any of our key personnel could seriously harm our business.


     Our success depends to a significant degree upon the continuing contributions of key management, sales, marketing, research and development and manufacturing personnel, many of whom we would have difficulty replacing. We believe that our future success will depend in large part upon our ability to attract and retain highly-skilled hardware and software engineers, and management, sales and marketing personnel. Competition for such personnel is intense, and we may not be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on our business, operating results, or financial condition.


Because we depend on foreign revenues, we are exposed to currency fluctuations, import barriers and other risks related to conducting foreign operations.


     We manufacture and market our products worldwide through several foreign subsidiaries, distributors, and resellers. Our worldwide operations are subject to the risks normally associated with foreign operations including, but not limited to:


       .  the disruption of markets;

       .  changes in export or import laws;

       .  restrictions on currency exchanges;

       .  potentially negative tax consequences; and

       . the modification or introduction of other governmental policies with potentially adverse effects.


International sales (sales to customers outside the United States, both direct and indirect) accounted for approximately 47.3%, 43.2%, and 43.3% of our net sales in 1999, 1998 and 1997, respectively. We anticipate that international sales will continue to account for a significant portion of revenue. We invoice our customers in various currencies. To date, we do not use any rate protection agreements or derivative agreements to hedge any foreign exchange exposure. Accordingly, we may be exposed to exchange losses based upon currency exchange rate fluctuations, which losses could have a materially adverse effect on our operating results.


Our reliance on sole source suppliers may result in product delays or price increases.


     We currently obtain some components of our products from single sources.
In the future, our suppliers may not be able to meet our demand for components in a timely and cost-effective manner. We generally purchase these single or limited source components using purchase orders and have no guaranteed supply arrangements with the suppliers. In addition, the availability of many of these components is dependent in part on our ability to provide the suppliers with accurate forecasts of our future requirements. However, our operating results and customer relationships could be adversely affected by either an increase in prices for, or an interruption or reduction in supply of, any key components.

We have a limited ability to protect our intellectual property rights and others could infringe on or misappropriate our propriety rights and information.


     Our success will depend, to a large extent, on our ability to protect our proprietary technology. We rely on a combination of contractual rights, trade secrets, patents, and copyrights to protect our proprietary rights. Although we own certain patents, and we have applied, and in the future we may apply, for patents, our intellectual property protection may not be sufficient to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, our business may be adversely affected by competitors which independently develop functionally equivalent technology.


Our products may infringe on the intellectual property rights of others.


     We attempt to ensure that our products and processes do not infringe upon third party patents and other proprietary rights, but third parties may allege such infringement in the future. If third parties allege or determine infringement, we may not prevail in such a challenge. Furthermore, if infringement is determined, we may not be able to obtain the necessary licenses on acceptable terms, if at all.


If we are unable to identify and successfully integrate acquisitions, our ability to expand and our financial results could suffer.


     We have limited experience in integrating acquired companies or technologies into our operations. We may from time to time pursue the acquisition of other companies, assets, products or technologies. We may not be able to integrate successfully products, technologies, distribution channels, key personnel and businesses of acquired companies into our business or product offerings. In addition, the integration of acquired companies may adversely affect our business, operating results, or financial condition. Further, these acquired companies, assets, products or technologies may not contribute significantly to our sales or earnings, and the sales and earnings from acquired businesses may be adversely affected by the integration process or other factors. If we are not successful in the integration of such acquired businesses, our financial results could be adversely impacted. In addition, we may not be able to identify and consummate suitable acquisition transactions in the future.


Our stock price could be volatile, which could cause you to lose part or all of your investment.


     The market price of our common stock has been, and may continue to be, extremely volatile. The trading price of our common stock could be subject to wide fluctuations in response to:


       .  quarter-to-quarter variations in operating results;

       .  changes in earnings estimates by analysts;

       . announcements of technological innovations or new products developed by us or our competitors; and

       . challenges associated with integration of businesses and other events or factors.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.


Our tax rate depends on earnings derived from certain foreign manufacturing operations.


     Our tax rate is heavily dependent upon the proportion of earnings that we derive from our Ireland and Philippines manufacturing operations and our ability to reinvest those earnings permanently outside the United States. If the earnings of these operations as a percentage of our total earnings were to decline significantly from anticipated levels, or should our ability to reinvest these earnings be reduced, our effective tax rate would exceed the currently estimated rate for 2000. In addition, should our intercompany transfer pricing with respect to our Ireland or Philippines manufacturing operations require significant adjustment due to audits or regulatory changes, our overall effective tax rate could increase.


We have been and are involved in material litigation, which could materially harm our business.


     We have been, are, and/or may in the future become, involved in material litigation involving our business, products or operations. The litigation process is uncertain and includes the risk of an unexpected, unfavorable result. We may be materially adversely impacted by any such litigation.


                                USE OF PROCEEDS


     We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution".


                             SELLING STOCKHOLDERS


     Unless otherwise noted below in the table, each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:


       . shares of our common stock issuable by American Power Conversion Corporation to that person upon the exercise of options or warrants which may be exercised within 60 days after July 15, 2000.


However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

     For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes:


      .   194,750,478 shares of common stock outstanding as of July 15, 2000;
          and

      . the number of presently exercisable options and presently exercisable warrants held by that person.


The table below was prepared based upon information furnished to us by the selling stockholders and lists the following:


       . the number of shares of our common stock beneficially owned by the selling stockholders as of July 15, 2000 and before this offering;

       . the maximum number of shares of our common stock that the selling stockholders may offer and sell pursuant to this prospectus, which includes their transferees, pledgees, distributees or donees or their successors;

       . the number of shares owned by the selling stockholders after completion of the offering (assuming that the selling stockholders sell all of the shares offered pursuant to this prospectus); and

       . the percentage (if one percent or more) of the class owned by the selling stockholder after completion of the offering.

                                                                                Shares Beneficially
                                                                               Owned After Offering (
                                           Shares             Shares           ----------------------
                                       Beneficially          Offered
                                      Owned Prior To       Pursuant To
   Selling Stockholder                    Offering       This Prospectus       Number         Percent
-------------------------             --------------     ---------------       ------         -------
Randall R. Amon                          45,167               45,167                0            *
Daniel Bryan                             31,292               31,292                0            *
Kevin W. Campion                          2,124                2,124                0            *
William C. Litsinger, III                 4,248                4,248                0            *
Jack L. Ottenheimer                       2,124                2,124                0            *

____________________________
*Represents less than 1% of the outstanding shares.


(1) Assumes that the selling stockholders will sell all of the shares registered hereunder. The stockholders may sell all or part of their shares pursuant to this prospectus.

____________________________

       Each selling stockholder acquired his or her shares of our common stock in connection with our acquisition of ABL Electronics Corporation for an aggregate consideration of $8.0 million pursuant to a stock purchase agreement dated as of April 28, 2000 by and among ABL Acquisition Corporation, a wholly-owned subsidiary of American Power Conversion Corporation, and each of the selling stockholders. To acquire all of the outstanding stock of ABL Electronics Corporation, we paid an aggregate of $4.0 million in cash to the selling stockholders and agreed to issue to the selling stockholders an aggregate of 113,273 shares of our common stock valued at $35.313 per share in a private placement transaction, of which we have issued 84,955 shares, and have held back, without issuance, 28,318 shares of our common stock to cover any reimbursable claims arising under the stock purchase agreement.

     The selling stockholders have represented to us that they acquired the shares as principal for their own accounts for investment and not with a view to, or for sale in connection with, any distribution of the shares in contravention of the Securities Act of 1933 or any other applicable securities legislation. In recognition of the fact, however, that the selling stockholders may want to be able to sell the shares when they consider it appropriate, in connection with the stock purchase agreement, we agreed to file the registration statement with the Commission to effect the registration under the Securities Act of the resale of the 84,955 shares held by the selling stockholders and to use our reasonable best efforts to keep the registration statement effective until April 28, 2001.

     Other than entering into employment with us, based on representations by the selling stockholders, to the best of our knowledge, no other selling stockholders had a material relationship with us or any of our affiliates within the three-year period ending on the date of this prospectus.



                             PLAN OF DISTRIBUTION

     All, some or none of the shares of our common stock covered by this prospectus may be sold by the selling stockholders from time to time for their own account or by pledgees, donees, transferees, designees, or other successors in interest. We will pay the expenses incurred in connection with the registration of the shares of our common stock sold hereunder, except that the selling stockholders will pay or assume brokerage commissions and similar charges, the legal fees and expenses of counsel for the selling stockholders and any stock transfer taxes or other expenses incurred in connection with the sale of the shares of our common stock. We will not receive any of the proceeds from the resale of the shares of common stock by the selling stockholders.

     The distribution of the shares of our common stock by the selling stockholders is not subject to any underwriting agreement. The shares of our common stock offered by the selling stockholders may be sold from time to time in transactions on the Nasdaq National Market, the Pacific Stock Exchange, in negotiated transactions, through the writing of options on the shares of our common stock, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Any broker-dealers that participate with selling stockholders in the distribution of shares of our common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares of our common stock placed by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

     Any shares covered by the prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     Since the selling stockholders are not restricted as to the price or prices at which they may sell their shares of our common stock, sales of such shares of our common stock at less than the market prices may depress the market price of the our common stock.


     EquiServe L.P., 150 Royall Street, Canton, MA 02021, is the transfer agent for the shares of our common stock.


                                 LEGAL MATTERS


     The validity of the shares of our common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.


                                    EXPERTS


     The consolidated financial statements and schedule of American Power Conversion Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     American Power Conversion Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." Our website is located at "http://www.apcc.com." Information contained on our website is not part of this prospectus.

     The SEC allows American Power Conversion Corporation to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. American Power Conversion Corporation incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 001-12432) prior to the termination of this offering:


1.   Annual Report on Form 10-K for the year ended December 31, 1999;

2. American Power Conversion Corporation's Proxy Statement, filed on April 6, 2000, for the 2000 Annual Meeting of Shareholders;

3.   Quarterly Report on Form 10-Q for the quarter ended April 2, 2000; and

4. The "Description of Registrant's Securities to be Registered" contained in American Power Conversion Corporation's Registration Statement on Form 8-A filed on August 29, 1988.


     You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address: American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892,
(401) 789-5735.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth an estimate (other than with respect to the Registration Fee) of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration Fee -- Securities and Exchange Commission........   $ 7,500
Accounting Fees and Expenses..................................   $10,000
Legal Fees and Expenses.......................................   $ 5,000
Transfer Agent Fees and Expenses..............................   $11,000
Miscellaneous.................................................   $ 3,500
                                                                 -------
     TOTAL....................................................   $37,000
                                                                 =======

     We will bear all expenses shown above.

Item 15.  Indemnification of Directors and Officers.

     Section 67 of the Massachusetts Business Corporation Law ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. American Power Conversion Corporation's By-laws provide that each director and officer shall be indemnified by American Power Conversion Corporation against liabilities and expenses in connection with any legal proceeding to which such officer or director may become a party by reason of being or having been an officer or director, provided that such officer or director acted in good faith in the reasonable belief that his or her action was in the best interests of American Power Conversion Corporation. Reference is made to American Power Conversion's By-laws filed as Exhibit 3.02 to its Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (File No. 001-12432).

     American Power Conversion Corporation maintains directors and officers liability insurance for the benefit of its directors and its officers.

Item 16.  Exhibits.

     The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.        Item and Reference
-----------        ------------------

4              --  Stock Purchase Agreement dated as of April 28, 2000, by and among ABL Acquisition Corporation, Randall R. Amon, Daniel
                   Bryan, William C. Litsinger III, Jack L. Ottenheimer and
                   Kevin W. Campion.

5              --  Legal Opinion of Testa, Hurwitz & Thibeault, LLP

23.1           --  Consent of KPMG LLP

23.2           --  Consent of Testa, Hurwitz & Thibeault, LLP (included in
                   Exhibit 5)

24             --  Power of Attorney (included on signature pages)

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to

Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in West Kingston, Rhode Island on July 27, 2000.

                              AMERICAN POWER CONVERSION
                              CORPORATION



                              By:  /s/ Rodger B. Dowdell, Jr.
                                   --------------------------
                                   Rodger B. Dowdell, Jr.
                                   President and Chief Executive
                                   Officer


                               Power of Attorney

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Rodger B. Dowdell and Donald M. Muir, and each of them singly, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of American Power Conversion Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents and each of them singly, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Name                           Capacity                         Date
----                           --------                         ----
/s/ Rodger B. Dowdell, Jr.     President, Chief Executive       July 27, 2000
--------------------------
Rodger B. Dowdell, Jr.         Officer and Chairman of the
                               Board of Directors (Principal
                               Executive Officer)

                                     II-4

Name                           Capacity                         Date
----                           --------                         ----

/s/ Donald M. Muir             Chief Financial Officer          July 27, 2000
------------------------
Donald M. Muir                 (Principal Financial and
                               Accounting Officer)

/s/ Emanuel E. Landsman        Vice President, Clerk and        July 27, 2000
------------------------
Emanuel E. Landsman            Director

/s/ Neil E. Rasmussen          Vice President and Director      July 27, 2000
------------------------
Neil E. Rasmussen

/s/ Ervin F. Lyon              Director                         July 27, 2000
------------------------
Ervin F. Lyon

/s/ James D. Gerson            Director                         July 27, 2000
------------------------
James D. Gerson

                                     II-5

                               INDEX TO EXHIBITS


Exhibit No.        Item and Reference
-----------        ------------------

4              --  Stock Purchase Agreement dated as of April 28, 2000, by and among ABL Acquisition Corporation, Randall R. Amon, Daniel
                   Bryan, William C. Litsinger III, Jack L. Ottenheimer and
                   Kevin W. Campion.

5              --  Legal Opinion of Testa, Hurwitz & Thibeault, LLP

23.1           --  Consent of KPMG LLP

23.2           --  Consent of Testa, Hurwitz & Thibeault, LLP (included in
                   Exhibit 5)

24             --  Power of Attorney (included on signature pages)
